UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 16, 2010

GLOBAL CLEAN ENERGY HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Utah
(State of Incorporation)

000-12627	87-0407858
(Commission File Number)	(I.R.S. Employer Identification No.)

6033 W. Century Blvd, Suite 895, Los Angeles, California	90045
(Address of Principal Executive Offices)	(Zip Code)

(310) 641-4234
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 1.01          ENTRY INTO A MATERIAL AGREEMENT.

On March 16, 2010, Global Clean Energy Holdings, Inc. (the “Company”) entered into a securities purchase agreement (“Securities Purchase Agreement”) with two accredited investors (“Investors”) pursuant to which the Company issued senior unsecured convertible promissory notes in the original aggregate principal amount of $567,000 (the “Convertible Notes”), and warrants to acquire an aggregate of 1,890,000 shares of the Company’s common stock (“Warrants”).   For a description of significant terms of Convertible Notes, see the discussion under Item 2.03 below, which is incorporated herein by reference.

Securities Purchase Agreement

Pursuant to the Securities Purchase Agreement, the Company issued the Convertible Notes and the Warrants to the Investors on March 16, 2010.  The Securities Purchase Agreement includes customary representations and warranties for transactions of this nature.

Warrants

In connection with the transactions contemplated by the Securities Purchase Agreement, the Company issued to the Investors Warrants to purchase an aggregate of 1,890,000 shares of the Company’s common stock at an exercise price of $0.03.  The exercise price of the Warrants may be adjusted in connection with stock splits, stock dividends and similar events affecting the Company’s capital stock.  The Warrants expire on March 16, 2013.

Use of Proceeds

The Company used substantially all of the proceeds received from the sale of the Convertible Notes to repay, in full, an outstanding promissory note that was secured by a first priority security interest on all of the Company’s assets.

ITEM 2.03          CREATION OF A DIRECT FINANCIAL OBLIGATION.

Convertible Notes

On March 16, 2010, the Company issued $567,000 of Convertible Notes to the two Investors.   The Convertible Notes mature on the earlier of (i) March 16, 2012, and (ii) upon written demand of payment by the Investors following the Company’s default thereunder. The maturity date of the Convertible Notes may be extended by written notice made by the Investors at any time prior to March 16, 2012.  Interest accrues on the Convertible Notes at a rate of 5.97% per annum, and is payable quarterly in cash, in arrears, on each three-month anniversary of the issuance of the Convertible Notes.  The Company may at its option, in lieu of paying interest in cash, pay interest by delivering a number of unregistered shares of its common stock equal to the quotient obtained by dividing the amount of such interest by the arithmetic average of the volume weighted average price (VWAP) for each of the five consecutive trading days immediately preceding the interest payment date.

At any time following the first anniversary of the issuance of the Convertible Notes, at the option of the Investors, the outstanding balance thereof (including accrued and unpaid interest thereon) may be converted into shares of the Company’s common stock at a conversion price equal to $0.03.  The conversion price may be adjusted in connection with stock splits, stock dividends and similar events affecting the Company’s capital stock.

As of March 16, 2010, the Convertible Notes rank senior to all other indebtedness of the Company, and thereafter will remain senior or pari passu with all accounts payable and other similar liabilities incurred by the Company in the ordinary course of business. The Company may not prepay the Convertible Notes without the prior consent of the Investors.

ITEM 3.02          UNREGISTERED SALES OF SECURITIES.

As described in Items 1.01 and 2.03 above, on March 16, 2010, the Company entered into the Securities Purchase Agreement with the two Investors. In connection with the Securities Purchase Agreement, the Company issued to the two Investors the Convertible Notes, in the aggregate principal amount of $567,000, which are convertible into shares of the Company’s common stock at a price equal to $0.03.  The Convertible Notes were not registered under the Securities Act of 1933, as amended (the “Act”) and were issued and sold in reliance upon the exemption from registration contained in Section 4(2) of the Act and Regulation D promulgated thereunder.

On the same date, the Company also issued to the Investors the Warrants to acquire an aggregate of 1,890,000 shares of the Company’s common stock at an exercise price of $0.03 per share.  The Warrants expire three years from the date of issuance, i.e., March 16, 2013.  The Warrants were issued in reliance upon the exemption from registration contained in Section 4(2) of the Act and Regulation D promulgated thereunder.

ITEM 5.02          DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS, COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On March 16, 2010, the Company and Richard Palmer, the Company’s Chief Executive Officer, entered into an amendment (the “Amendment”) to that certain employment agreement (the “Employment Agreement”), effective as of September 7, 2007, between the Company and Mr. Palmer.

Pursuant to the Amendment, the Company extended the term of Mr. Palmer’s employment as the Company’s President, Chief Executive Officer and Chief Operating Officer for an additional two years, i.e., through September 30, 2012.  Thereafter, the term of employment shall automatically renew for successive one-year periods unless otherwise terminated by either party 90 days before the renewal period.

In connection with the Amendment, the Company granted Mr. Palmer an option (“Option”) to purchase up to 12,000,000 shares of the Company’s common stock at an exercise price of $0.02, subject to the Company’s achievement of certain market capitalization goals.  Under the Option, Mr. Palmer can exercise the Option to purchase up to 6,000,000 shares when the Company’s market capitalization first reaches $30 million, and another 6,000,000 shares when the Company’s market capitalization first reaches $60 million.  The Option expires after ten (10) years.

Other than as reported herein, the original terms of the Employment Agreement remain in effect.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 22, 2010	GLOBAL CLEAN ENERGY HOLDINGS, INC. By: /s/ RICHARD PALMER Richard Palmer, President and Chief Executive Officer